Exhibit 23.1

Ernst & Young LLP Suite 1600 4365 Executive Drive San Diego CA 92121	Tel: +1 858 535 7200 Fax: +1 858 535 7777 ey.com

July 22, 2026

Tavo Espinoza

Chief Financial Officer

Ligand Pharmaceuticals Incorporated 555 Heritage Drive

Jupiter, FL 33458

Dear Tavo:

Enclosed is a signed copy of our consent to the incorporation by reference in the Registration Statement (Form S-8) of our reports dated February 27, 2026, with respect to the consolidated financial statements of Ligand Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Ligand Pharmaceuticals included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Please retain this letter and the enclosures in your files as evidence of our authorization to include the attached consent in your form S-8 filed with the Securities and Exchange Commission.

If you have any questions regarding the form or use of this report, please reach me directly.

Very truly yours,
/s/ John M Faulkner

John M Faulkner Coordinating Partner

Enclosures:

S-8 consent

A member firm of Ernst & Young Global Limited

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan, as amended and restated of Ligand Pharmaceuticals Incorporated of our reports dated February 27, 2026, with respect to the consolidated financial statements of Ligand Pharmaceuticals Incorporated and the effective- ness of internal control over financial reporting of Ligand Pharmaceuticals Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California July 22, 2026